UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): September 20, 2017
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MAXWELL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3888 Calle Fortunada
San Diego, California 92123
(Addresses of principal executive offices, including zip code)
(858) 503-3300
(Registrant’s telephone number, including area code)
_____________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
The disclosure in Item 8.01 of this Current Report is incorporated herein by reference.
On September 25, 2017, in connection with a previously announced private offering, Maxwell Technologies, Inc. (the “Company”) issued $40 million aggregate principal amount of 5.50% Convertible Senior Notes due 2022 (the “Notes”). The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of September 25, 2017, by and between the Company and Wilmington Trust, National Association as the trustee (the “Trustee”).
The sale of the Notes generated net proceeds of approximately $37.4 million after deducting the initial purchaser’s discount and the estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses.
The Notes are:

•	the Company’s general unsecured obligations;

•	senior in right of payment to all future indebtedness that is contractually subordinated to the Notes;

•	equal in right of payment to all indebtedness that is not contractually subordinated to the Notes;

•	structurally subordinated to the existing and future indebtedness and other liabilities of the Company’s subsidiaries, including trade payables;

•	effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•
initially limited to an aggregate principal amount of $40,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the initial purchaser pursuant to its 30-day option to purchase additional Notes).

The Notes bear interest at a rate of 5.50% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2018. The Notes will mature on September 15, 2022, unless earlier converted, redeemed or repurchased.
Prior to the close of business on the business day immediately preceding June 15, 2022, the Notes will be convertible at the option of holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the business day immediately preceding maturity, the Notes will be convertible at the option of the holders at any time regardless of these conditions.
The initial conversion rate is 157.5101 shares of common stock of the Company per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $6.35 per share. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. The Company will satisfy its conversion obligation in cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. In addition, following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption as described below, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or such notice of redemption, as the case may be, in certain circumstances.
The Company may not redeem the Notes prior to September 20, 2020. The Company may redeem the Notes, at its option, in whole or in part on or after September 20, 2020 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company delivers the written notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of a redemption. The redemption price will be equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The Company will provide written notice of any redemption not less than 55 nor more than 80 scheduled trading days before the redemption date.

The Indenture limits the amount of debt in excess of $115 million that may be issued by the Company or its subsidiaries under the Indenture or otherwise. Upon the occurrence of certain fundamental changes involving the Company, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. Other than the restriction on additional debt described above, restrictions on certain liens and restrictions relating to certain fundamental changes and consolidations, mergers or asset sales and customary anti-dilution adjustments, the Indenture does not contain any financial covenants and does not restrict the Company from paying dividends or issuing or repurchasing any of its other securities.
The events of default, which may result in the acceleration of the maturity of the Notes, include, without limitation, default in the payment of principal on the Notes, default in the payment of interest on the Notes when due when such default continues for a period of 30 days, failure by the Company for 60 days after written notice from the trustee or the holders of 25% principal amount of the Notes then outstanding to comply with certain of the Company’s agreements contained in the Notes or the Indenture, failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture, cross acceleration with certain indebtedness, failure to pay, bond or discharge certain judgments and certain events of bankruptcy or insolvency involving the Company or its significant subsidiaries.
If an event of default, other than an event of default involving certain bankruptcy or insolvency events with respect to the Company or its significant subsidiaries, occurs and is continuing, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the Trustee by notice to the Company, or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and to the Trustee, may declare the principal amount of, and accrued and unpaid interest on, the Notes then outstanding, to be due and payable immediately. If an event of default involving certain bankruptcy or insolvency events with respect to the Company or its significant subsidiaries occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, the Notes then outstanding shall become immediately due and payable, without any notice or other action by any holder or the Trustee. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company so elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes. Additional interest will also accrue on the Notes under certain specified circumstances related to the Notes’ failing to be freely tradable during certain periods.
The description of the Indenture and the Notes are qualified in their entirety by reference to the Indenture and the Form of 5.50% Convertible Senior Note due 2022 filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure in Item 1.01 of this Current Report is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
The disclosure in Items 1.01 and 8.01 of this Current Report is incorporated herein by reference.
Item 8.01 Other Events.
On September 20, 2017, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Barclays Capital, Inc. (the “initial purchaser”) relating to the Company’s sale of $40 million aggregate principal amount of the Notes to the initial purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the initial purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchaser. The initial purchaser has a 30-day option under the Purchase Agreement to purchase up to an additional $6.0 million aggregate principal amount of Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the initial purchaser against certain liabilities under the Securities Act. The Notes and the shares of the Company’s common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1	Indenture dated as of September 25, 2017 between the Company and the Trustee.
4.2	Form of 5.50% Convertible Senior Note due 2022 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated September 20, 2017, by and between the Company and Barclays Capital, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Lyle
David Lyle
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date: September 25, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of September 25, 2017 between the Company and the Trustee.
4.2	Form of 5.50% Convertible Senior Note due 2022 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated September 20, 2017, by and between the Company and Barclays Capital, Inc.